Exhibit 4.15

VIRGIN MEDIA INC. 2010 STOCK INCENTIVE PLAN

1.                                       Purpose; Construction.

This Virgin Media Inc. 2010 Stock Incentive Plan (the “Plan”) is intended to encourage stock ownership by employees, directors and independent contractors of Virgin Media Inc. (the “Corporation”) and its divisions and subsidiary and parent corporations and other affiliates, so that they may acquire or increase their proprietary interest in the Corporation, and to encourage such employees, directors and independent contractors to remain in the employ or service of the Corporation or its affiliates and to put forth maximum efforts for the success of the business. To accomplish such purposes, the Plan provides that the Corporation may grant Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units and Share Awards (each as hereinafter defined).

2.                                       Definitions.

As used in this Plan, the following words and phrases shall have the meanings indicated:

(a)           An “Acceleration Event” shall be deemed to have occurred if the event set forth in any one of the following paragraphs in this Section 2(a) shall have occurred:

(1)           any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation) representing 30% or more of the combined voting power of the Corporation’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (a) of Paragraph (3) below; or

(2)           the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date of the Plan, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(3)           there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation) representing 30% or more of the combined voting power of the Corporation’s then outstanding securities; or

(4)           the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets, other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by the stockholders of the Corporation immediately prior to such sale.

Notwithstanding the foregoing, an “Acceleration Event” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

(b)           “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

(c)           “Affiliated Entity” shall have the meaning set forth in Section 4 hereof.

(d)           “Agreement” shall mean a written or electronic agreement between the Corporation and a Participant evidencing the grant of an Option or Award and setting forth the terms and conditions thereof.

(e)           “Award” shall mean a grant of Restricted Stock, a Restricted Stock Unit, a Share Award or any or all of them.

(f)            “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are properly reported on a Form 13-G.

(g)           “Board” shall mean the Board of Directors of the Corporation.

(h)           “Cause” shall mean as follows: (a) in the case of a Participant whose employment with the Corporation or a Subsidiary Corporation is subject to the terms of an employment agreement which includes a definition of “Cause”, the term “Cause” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect, and (b) in all other cases, the term “Cause” as used in this Plan or any Agreement shall mean (i) an intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Corporation or any of its Subsidiary Corporations which transaction is adverse to the interests of the Corporation or any of its Subsidiary Corporations and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses).

(i)            “Code” shall mean the Internal Revenue Code of 1986, as amended, and any reference to the Code shall include all treasury regulations promulgated thereunder.

(j)            “Committee” shall have the meaning set forth in Section 3 hereof.

(k)           “Common Stock” shall mean the common stock, par value $.01 per share, of the Corporation.

(l)            “Disability” shall mean as follows: (1) in the case of a Participant whose employment with the Corporation or a Subsidiary Corporation is subject to the terms of an employment agreement which includes a definition of “Disability”, the term “Disability” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect, and (2) in all other cases, the term “Disability” as used in this Plan or any Agreement shall have the same meaning as the term “Disability” as used in the Corporation’s long-term disability plan, or, if the Corporation has no long-term disability plan, shall mean a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months; provided, however, that when used in connection with the exercise of an Incentive Stock Option following termination of employment, the term “Disability” as used in this Plan or any Agreement shall mean a disability within the meaning of Section 22(e)(3) of the Code.

(m)          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(n)           “Fair Market Value” per Share as of a particular date shall mean (i) if the Shares are then traded in a stock exchange, on an over-the-counter market, or otherwise, (x) the closing price for the Shares in such market on such date, (y) the average of the high and low sales price for the shares in such market on such date or (z) if there were no such sales on the particular date, the average of the high and low sales price for the shares in such market on the nearest following date on which there were sales, (ii) if the provisions of (i) of this subsection (n) are inapplicable because actual sales are not available during a reasonable period beginning before and ending after the particular date, the average between the bona fide bid and asked prices on the particular date, or if none, the weighted average of the means between the bona fide bid and asked prices on the nearest trading date before and the nearest trading date after the particular date, if both such nearest dates are within a reasonable period, (iii) if the provisions of (i) and (ii) of this subsection (n) are inapplicable because no actual sale prices or bona fide bid and asked prices are available on a date within a reasonable period before the particular date, but such prices are available on a date within a reasonable period after the valuation date, or vice versa, then the average between the highest and lowest available sales prices or bid and asked prices, or (iv) if the Committee believes the value of the Common Stock determined under (i), (ii) or (iii) of this subsection (n) does not reflect the fair market value on the particular date, such value as the Committee in its discretion may determine.

(o)           “Incentive Stock Option” shall mean an Option that is an “incentive stock option” within the meaning of Section 422 of the Code, or any successor provision, and that is designated in the applicable Agreement as an Incentive Stock Option.

(p)           “Jointly-Owned Shares” shall mean a Share Award granted pursuant to Section 8(b).

(q)           “Nonqualified Stock Option” shall mean any Option that is not an Incentive Stock Option, including any Option that provides (as of the time such Option is granted) that it will not be treated as an Incentive Stock Option.

(r)            “Option” shall mean an option to purchase Shares.

(s)           “Parent Corporation” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the employer corporation if, at the time of granting an Option or Award, each of the corporations other than the employer corporation owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(t)            “Participant” shall mean a person to whom an Award or Option has been granted under the Plan.

(u)           The terms “Performance Award,” “Performance Cycle,” “Performance Objectives,” and “Covered Employee” shall have the meanings set forth in Section 10 hereof.

(v)           “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

(w)          “Restricted Stock” shall mean Shares issued or transferred to an Eligible Individual (as defined in Section 4) pursuant to Section 7.

(x)            “Restricted Stock Unit” shall mean rights granted to an Eligible Individual (as defined in Section 4) pursuant to Section 7 representing a number of hypothetical Shares.

(y)           “Rule 16b-3” shall mean Rule 16b-3 promulgated under Section 16 of the Exchange Act (or any other comparable provisions in effect at the time or times in question).

(z)            “Share Award” shall mean an Award of Shares granted pursuant to Section 8.

(aa)         “Shares” shall mean shares of Common Stock and any other securities into which such shares are changed or for which such shares are exchanged.

(ab)         “Subsidiary Corporation” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the employer corporation if, at the time of granting an Option or Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(ac)         “UK Employees Subplan” shall mean the subplan set forth on Schedule A.

3.                                       Administration.

(a)  Committee; Procedure.  The Plan shall be administered by the Compensation Committee of the Board (the “Compensation Committee”) or such other committee appointed either by the Board or by the Compensation Committee (the committee that administers the Plan, the “Committee”); provided, however, to the extent determined necessary to satisfy the requirements for exemption from Section 16(b) of the Exchange Act with respect to the acquisition or disposition of securities hereunder or the requirements for exemption from Section 162(m) of the Code, action by the Committee shall be by a subcommittee of a committee of the Board composed solely of two or more “non-employee directors” within the meaning of Rule 16b-3 and “outside directors” as defined in Section 162(m) of the Code, appointed by the Board or by the Committee. Notwithstanding anything in the Plan to the contrary, to the extent determined to be necessary to satisfy an exemption under Rule 16b-3 with respect to a grant hereunder (and, as applicable, with respect to the disposition to the Corporation of a security hereunder), or as otherwise determined advisable by the Committee, the terms of such grant or disposition under the Plan shall be subject to the approval of the Board. Any approval of the Board, as provided in the preceding sentence, shall not otherwise limit or restrict the authority of the Committee to make grants under the Plan. Notwithstanding the foregoing, the mere fact that a member of the Committee shall fail to qualify as a “non-employee director” within the meaning of Rule 16b-3 or as an “outside director” as defined in Section 162(m) of the Code shall not invalidate any Option or Award granted by the Committee, which Option or Award is otherwise validly made under the Plan.

(b)  Committee Powers.  The Committee shall have the authority and discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to: (1) grant Options and Awards; (2) interpret and administer the Plan, (3) resolve any ambiguity, reconcile any inconsistency, correct any default or deficiency and/or supply any omission in the Plan or any instrument or agreement relating thereto, (4) determine the purchase price of the Shares covered by each Option (the “Option Price”); (5) determine the vesting schedule and duration of each Option or Award; (6) determine the type or types of Options and Awards to be granted; (7) determine the persons to whom, and the time or times at which, Options and Awards shall be granted; (8) determine the number of Shares to be covered by each Option and Award; (9) prescribe, amend and rescind rules and regulations relating to the Plan; (10) determine the terms and provisions of the Agreements (which need not be identical) entered into in connection with Options and Awards granted under the Plan; (11) accelerate the vesting or exercisability of any Option or Award; (12) make any amendment or modification to any Agreement consistent with the terms of the Plan, including the extension of the term of any Option or Award; and (13) make all other determinations deemed necessary or advisable for the administration of the Plan. In certain circumstances, the powers of the Committee under the Plan may be exercised by the “independent directors” of the Board within the meaning of NASDAQ Rule 5605(a)(2). The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Option or Award or any documents evidencing any and all Options and Awards shall be within the sole discretion of the Committee, may be made at any time pursuant to the Plan and shall be final, conclusive, and binding upon all parties, including, without limitation, the Corporation, any Affiliate, any Participant, any holder or beneficiary of any Options and Awards, and any shareholder of the Corporation. All determinations of the Committee shall be made by a majority of its members at any meeting or by unanimous written consent (including by electronic transmission). The Committee may appoint a secretary and make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings.

(c)  Committee Vacancies.  The Board shall fill all vacancies, however caused, in the Committee. The Board may from time to time appoint additional members to the Committee, and may at any time remove one or more members of the Committee and substitute others. One member of the Committee may be selected by the Board as chairman. The Committee shall hold its meetings at such times and places as it shall deem advisable.

(d)  Exculpation.  No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Option or Award granted hereunder.

(e)  No Repricing of Options.  The Committee shall have no authority to make any adjustment (other than in connection with a change in capitalization or other transaction where an adjustment is permitted or required under the terms of the Plan) or amendment, and no such adjustment or amendment shall be made, that reduces the exercise price of an Option previously granted under the Plan, unless the Company’s stockholders shall have approved such adjustment or amendment.

(f)  Restrictions on Award Vesting.  Notwithstanding anything in this Plan to the contrary, except with respect to a maximum of five percent (5%) of the Shares authorized in Section 5, any Awards which vest solely on the basis of the Participant’s continued employment with or provision of service to the Company shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period and any Awards which vest upon the attainment of performance goals shall provide for a performance period of at least twelve (12) months.

4.                                       Eligibility.

Options and Awards may be granted (i) to employees (including, without limitation, (x) officers and directors who are employees and (y) any individual to whom a formal written offer of employment has been extended) and directors (who are not employees) of the Corporation, including its present or future divisions, and Subsidiary Corporations and Parent Corporations; (ii) to employees of an affiliated entity of the Corporation (an “Affiliated Entity”) which is designated by the Board to participate in the Plan; and (iii) to independent contractors of the Corporation, including its present or future divisions, Subsidiary Corporations, Parent Corporations or Affiliated Entities ((i), (ii) and (iii) collectively, “Eligible Individuals”). In determining the persons to whom Options and Awards shall be granted and the number of Shares to be covered by each Option and Award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Corporation and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan. A Participant shall be eligible to receive more than one grant of an Option or Award during the term of the Plan, but only on the terms and subject to the restrictions hereinafter set forth.

5.                                       Stock Subject to the Plan; Grant Limitations.

Shares shall be subject to Options and Awards hereunder. Such Shares may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or that may be reacquired by the Corporation. The aggregate number of Shares as to which Options and Awards may be granted from time to time under the Plan shall not exceed 11,000,000 plus the number of shares available for issuance or granting of new options or awards under the Virgin Media Inc. 2006 Stock Incentive Plan as of the effective date of the Plan as determined by the Board, all of which may be subject to Incentive Stock Options. The limitation established by the preceding sentence shall be subject to adjustment as provided in Section 6(j) and Section 9 hereof. The aggregate number of Shares with respect to which Options and Awards may be granted to any individual Participant during the Corporation’s fiscal year shall not exceed 4,000,000. In the event that any portion of an outstanding Option or Award under the Plan for any reason expires or is canceled, surrendered, exchanged, settled in cash or otherwise terminated without having been exercised or settled for the full number of Shares subject thereto, the Shares allocable to such portion (including, if applicable, all shares subject to the Option or Award) shall (unless the Plan shall have been terminated) become available for subsequent grants of Options and Awards under the Plan. Upon the granting of an Option or Award, the number of Shares available under this Section 5 for the granting of further Options and Awards shall be reduced by the number of Shares in respect of which the Option or Award is granted or denominated. In addition, if any Option is exercised by tendering Shares, either actually or by attestation, to the Corporation as full or partial payment of the exercise price, the maximum number of Shares available under the Plan shall be increased by the number of Shares so tendered.

6.                                       Terms and Conditions of Options.

Each Option granted pursuant to the Plan shall be evidenced by an Agreement, which shall comply with and be subject to the following terms and conditions:

(a)  Number of Shares.  Each Agreement evidencing the grant of an Option shall state the number of Shares to which the Option relates.

(b)  Type of Option.  Each Agreement evidencing the grant of an Option shall specifically identify the Option as either an Incentive Stock Option or a Nonqualified Stock Option.

(c)  Option Price.  Each Agreement evidencing the grant of an Option shall state the Option Price, which shall be determined by the Committee at the time of grant; provided, however, that the Option Price shall in no event be less than the Fair Market Value of a Share at the time of grant. The Option Price shall be subject to adjustment as provided in Sections 6(j) and 9 hereof. An Option shall be considered to be granted on the date the Committee takes action to grant such Option or such later date as may be designated by the Committee in the resolution authorizing the grant of such Option.

(d)  Medium and Time of Payment.  Options may be exercised in whole or in part at any time during the Option period by giving written notice of exercise to the Corporation specifying the number of Shares to be purchased, accompanied by payment of the Option Price and otherwise in accordance with the Agreement pursuant to which the Option was granted. Payment of the Option Price shall be made in such manner as the Committee may provide in the Agreement evidencing the grant of the Option, which may include cash (including cash equivalents, such as by certified or bank check payable to the Corporation), delivery of unrestricted Shares that have been owned by the Participant or, as applicable, a permissible transferee (as provided in Section 6(i)) for at least six months or such shorter period as may be approved by the Committee), by means of any cashless exercise procedure approved by the Committee as permitted by law (including the withholding of Shares otherwise issuable upon exercise), any other manner determined by the Committee as permitted by law, or any combination of the foregoing. Any Shares withheld or transferred to the Corporation as payment of the Option Price under an Option shall be valued at their Fair Market Value. If requested by the Committee, the Participant shall deliver the Agreement evidencing the Option to the Corporation, which shall endorse thereon a notation of such exercise and return such Agreement to the Participant. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

(e)  Term and Exercise of Options.  Options shall be exercisable over the exercise period as and at the times and upon the conditions that the Committee may determine, as reflected in the Agreement; provided, however, that the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate; provided, further, that such exercise period shall not exceed ten (10) years from the date of grant of such option. The exercise period shall be subject to earlier termination as provided in Section 6(g) hereof. An Option may be exercised, as to any or all full Shares as to which the Option has become exercisable, by giving written notice of such exercise to the Corporation’s Option administrator or to such individual(s) as the Committee may from time to time designate.

(f)  Limitations on Incentive Stock Options.  To the extent that the aggregate Fair Market Value of Shares with respect to which Incentive Stock Options granted under the Plan and “incentive stock options” (within the meaning of Section 422 of the Code) granted under all other plans of the Corporation or its Subsidiaries (in either case determined without regard to this Section 6(f)) are exercisable for the first time by a Participant during any calendar year shall exceed $100,000, such incentive stock options shall be treated as Nonqualified Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted. In applying the limitation in the preceding sentences in the case of multiple Option grants, unless otherwise required by applicable law, Options which were intended to be Incentive Stock Options shall be treated as Nonqualified Stock Options according to the order in which they were granted such that the most recently granted Options are first treated as Nonqualified Stock Options. No Incentive Stock Option may be granted to an individual if (i) at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation unless (1) the Option Price of such Incentive Stock Option is at least 110% of the Fair Market Value of a Share at the time such Incentive Stock Option is granted and (2) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted or (ii) such individual is not an employee of the Corporation or any Subsidiary Corporation on the date the Incentive Stock Option is granted.

(g)  Termination.  Except as provided in this Section 6(g) and in Section 6(h) hereof or in the Agreement, an Option may not be exercised by the Participant to whom it was granted or by a transferee to whom such Option was transferred (as provided in Section 6(i)) unless the Participant is then in the employ or service of the Corporation or a division thereof or any corporation which was, at the time of grant of such Option, a Subsidiary Corporation or Parent Corporation (or a corporation or a Parent or Subsidiary Corporation of such corporation issuing or assuming the Option in a corporate transaction) or an Affiliated Entity, and unless the Participant has remained continuously so employed or continuously performing such service since the date of grant of the Option. Unless otherwise provided in the Agreement, in the event that the employment or service of a Participant shall terminate (other than by reason of death, Disability or retirement), all Options granted to such Participant or transferred by such Participant (as provided in Section 6(i)) (i) to the extent not exercisable at the time of such termination of employment shall immediately terminate and (ii) to the extent exercisable at the time of such termination of employment may, unless earlier terminated in accordance with their terms, be exercised by the Participant or by a transferee within three (3) months after such termination, but not beyond the expiration of the term of the Option; provided, however, that if the employment or service of a Participant shall terminate for Cause, all Options theretofore granted to such Participant or transferred by such Participant (as provided in Section 6(i)) that are exercisable at the time of such termination shall, to the extent not theretofore exercised, terminate. Nothing in the Plan or in any Agreement shall confer upon an individual any right to continue in the employ or service of the Corporation or any of its divisions, Parent Corporations, Subsidiary Corporations or Affiliated Entities or interfere in any way with the right of the Corporation or any such division, Parent Corporation, Subsidiary Corporation or Affiliated Entity to terminate such employment or service. The Committee may, in an Agreement or thereafter, provide for additional periods to exercise Options following a termination of a Participant’s employment, or a change in such Participant’s status of employment arising by reason of the sale of a Subsidiary Corporation or a division of the Corporation or a Subsidiary Corporation.

(h)  Death, Disability or Retirement of Participant.  Unless otherwise provided in the Agreement, if a Participant shall die while employed by or performing services for the Corporation or a division thereof or any corporation which was, at the time of grant of such Option, a Subsidiary Corporation or Parent Corporation thereof (or a corporation or a Parent or Subsidiary Corporation of such corporation issuing or assuming the Option in a corporate transaction) or an Affiliated Entity, or within three (3) months after the termination of such Participant’s employment or service, other than for Cause, or if the Participant’s employment or service shall terminate by reason of Disability or retirement (as determined by the Committee in its sole discretion), all Options theretofore granted to such Participant or transferred by such Participant (as provided in Section 6(i)), (i) to the extent not exercisable at the time of such death or termination of employment or service shall immediately terminate and (ii) to the extent otherwise exercisable at the time of death or termination of employment or service, may, unless earlier terminated in accordance with their terms, be exercised by the Participant or by the Participant’s estate or by a person who acquired the right to exercise such Option by bequest or inheritance or otherwise by reason of the death or Disability of the Participant, or by a transferee (as provided in Section 6(i)), at any time within one year after the date of death, Disability or retirement of the Participant, but not beyond the expiration of the term of the Option.

(i)  Nontransferability of Options.  Unless otherwise provided in the Agreement and except as provided in this Section 6(i), and in any event in the case of an Incentive Stock Option, no Option granted hereunder shall be transferable by the Participant to whom it was granted, other than by will or the laws of descent and distribution, and the Option may be exercised during the lifetime of such Participant only by the Participant or such Participant’s guardian or legal representative. To the extent the Agreement so provides, and subject to such conditions as the Committee may prescribe, a Participant may, upon providing written notice to the General Counsel of the Corporation, elect to transfer the Nonqualified Stock Options granted to such Participant pursuant to such agreement, without consideration therefor, to members of his or her “immediate family” (as defined below), to a trust or trusts maintained solely for the benefit of the Participant and/or the members of his or her immediate family, or to a partnership or partnerships whose only partners are the Participant and/or the members of his or her immediate family. Any purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance that does not qualify as a permissible transfer under this Section 6(i) shall be void and unenforceable against the Plan and the Corporation. For purposes of this Section 6(i), the term “immediate family” shall mean, with respect to a particular Participant, the Participant’s spouse, children or grandchildren, and such other persons as may be determined by the Committee. The terms of any such Option and the Plan shall be binding upon a permissible transferee, and the beneficiaries, executors, administrators, heirs and successors of the Participant and, as applicable, a permissible transferee.

(j)  Effect of Certain Changes.

(1)  Effect of Acceleration Event.  The Committee may provide in an Agreement, at the time of grant or at any time thereafter, that Options that are not exercisable as of the date of the Acceleration Event shall become exercisable upon the occurrence of the Acceleration Event.

(2)  Effect of Certain Other Changes.  Unless otherwise provided in an Agreement, in the event of the proposed dissolution or liquidation of the Corporation, in the event of any corporate separation or division, including, but not limited to, split-up, split-off or spin-off, or in the event of a merger or consolidation of the Corporation with another corporation (a “Transaction”), the Committee (1) may authorize or provide for the redemption of the unexercised portion of an Option for a consideration per share of Common Stock equal to the excess, if any, of (i) the consideration payable per share of Common Stock in connection which such transaction, over (ii) the Option Price (and any Option so redeemed shall terminate upon the making of such payment), (2) may provide for the termination of the Option upon the consummation of a Transaction provided that the holder of each Option shall, prior to such action or transaction (but conditioned upon the occurrence thereof), have the right to exercise such Option (at its then Option Price) or (3) may equitably adjust outstanding Options in such other manner as it deems appropriate.

(k)  Rights as a Stockholder.  A Participant or a transferee of an Option shall have no rights as a stockholder with respect to any Shares covered by the Option until the date of the issuance of a stock certificate or evidence of book entry shares to him for such Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 9 hereof.

7.                                       Terms and Conditions of Restricted Stock and Restricted Stock Units.

(a)  Restricted Stock.  Each Award of Restricted Stock granted pursuant to the Plan shall be evidenced by an Agreement, which shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Agreement may require that an appropriate legend be placed on Share certificates. Awards of Restricted Stock shall be subject to the terms and provisions set forth below in this Section 7(a) and in Section 7(c).

(1)  Rights of Participant.  Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted, provided that, as required by the Committee, the Participant has executed an Agreement evidencing the Award, the appropriate blank stock powers and an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares. At the discretion of the Committee, Shares issued in connection with an Award of Restricted Stock shall be deposited together with the stock powers with an escrow agent (which may be the Corporation) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Agreement, upon delivery of the Shares to the escrow agent, the Participant shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares, subject to the terms of Section 7(a)(4).

(2)  Non-transferability.  Until all restrictions upon the Shares of Restricted Stock awarded to a Participant shall have lapsed in the manner set forth in Section 7(a)(3), such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

(3)  Lapse of Restrictions.

(i)  Generally.  Subject to the provisions of Section 7(c), restrictions upon Shares of Restricted Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The Agreement evidencing the Award shall set forth any such restrictions.

(ii)  Effect of Acceleration Event.  The Committee may provide in an Agreement, at the time of grant or at any time thereafter, if there is an Acceleration Event while Shares of Restricted Stock remain outstanding under the Plan, all of the restrictions on such Shares of Restricted Stock shall lapse.

(4)  Treatment of Dividends.  Unless otherwise determined by the Committee, dividends, or a specified portion thereof, declared or paid on such Shares by the Corporation shall be (i) deferred until the lapsing of the restrictions imposed upon such Shares and (ii) held by the Corporation for the account of the Participant until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be credited interest on the amount of the account at such times and at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Shares of Restricted Stock (whether held in cash or as additional Shares of Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Shares of Restricted Stock shall be forfeited upon the forfeiture of such Shares. Any such deferral shall be done in a manner that complies with Section 409A of the Code.

(5)  Delivery of Shares.  Upon the lapse of the restrictions on Shares of Restricted Stock, the Committee shall cause a stock certificate or evidence of book entry Shares to be delivered to the Participant with respect to such Shares of Restricted Stock, free of all restrictions hereunder.

(b)  Restricted Stock Unit Awards.  Each Award of Restricted Stock Units granted pursuant to the Plan shall be evidenced by an Agreement, which shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine. Awards of Restricted Stock Units shall be subject to the terms and provisions set forth below in this Section 7(b) and in Section 7(c).

(1)  Payment of Awards.  Each Restricted Stock Unit shall represent the right of the Participant to receive, upon vesting of the Restricted Stock Unit or on any later date specified by the Committee, either, at the Committee’s discretion, (i) a number of Shares set forth in an Agreement or (ii) an amount of cash equal to the Fair Market Value of such Shares.

(2)  Effect of Acceleration Event.  The Committee may provide in an Agreement, at the time of grant or at any time thereafter, if there is an Acceleration Event while Restricted Stock Units remain outstanding under the Plan, all Restricted Stock Units shall become fully vested.

(c)  Effect of a Termination of Employment.  The Agreement evidencing the grant of each Award of Restricted Stock or Restricted Stock Units shall set forth the terms and conditions applicable to such Award upon a termination of employment with, or service as a director of, the Corporation or a division or any Subsidiary Corporation, Parent Corporation or Affiliated Entity, which shall be as the Committee may, in its discretion, determine at the time the Award is granted or thereafter.

(d)  Effect of a Transaction.  In the event of a Transaction, the Awards issued hereunder shall continue in effect in accordance with their respective terms, except that following a Transaction either (i) each outstanding Award shall be treated as provided for in the agreement entered into in connection with the Transaction or (ii) if not so provided for in such agreement, each holder of an Award shall be entitled to receive in respect of each Share subject to any outstanding Awards, as the case may be, payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Awards prior to such Transaction.

8.                                       Terms and Conditions of Share Awards.

(a)  General.  The Committee may grant a Share Award to any Eligible Individual on such terms and conditions as the Committee may determine in its sole discretion. Share Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Corporation. The Participant shall not sell, transfer, or otherwise dispose of and shall not pledge or otherwise hypothecate a Share Award or any portion thereof while such Share Awards remain subject to vesting conditions or other restrictions set forth in an Agreement.

(b)  Jointly-Owned Shares.  A Share Award may be made in the shares where the Shares are jointly owned by the Participant and a trust. The Participant’s interest in the Jointly-Owned Shares shall be as determined by the Committee and shall be subject to such terms and conditions as may be established by the Committee. The Participant’s interest in the Jointly-Owned Shares shall be settled by the delivery of Shares having a Fair Market Value equal to the value of such interest. Any portion of the Jointly-Owned Shares that are not delivered to the Participant shall be available for issuance to Participants in respect of Options or Awards granted under the Plan.

9.                                       Effect of Certain Changes.

If there is any change in the number of Shares through the declaration of stock or cash dividends, or recapitalization resulting in stock splits or reverse stock splits, or combinations or exchanges of such Shares, or other corporate actions or transactions affecting the capitalization of the Corporation, the aggregate number of Shares available for Options and Awards, the aggregate number of Options and Awards that may be granted to any person in any calendar year, the number of such Shares covered by outstanding Options and Awards, and the Option Price of outstanding Options shall be appropriately adjusted by the Committee to reflect any such change in the number of Shares or such corporate action or transaction; provided, however, that any fractional Shares resulting from such adjustment shall be rounded to the nearest whole share. In the event of any other extraordinary corporate transaction, including but not limited to distributions of cash or other property to the Corporation’s shareholders, the Committee shall make such adjustments to outstanding Options and Awards as it deems appropriate.

Any such adjustment (a) to outstanding Incentive Stock Options (including any adjustments in the exercise price) shall be made in a manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code, (b) to outstanding awards that are subject to Section 409A of the Code shall be made only to the extent permitted by Section 409A of the Code or (c) to outstanding Options or Awards that are intended to qualify as Performance Awards shall be made in a manner as not to adversely affect the treatment of the Options or Awards as Performance Awards. The decision whether or not to make adjustments and such adjustments, if any, made by the Committee, shall be final, binding and conclusive.

If, by reason of any adjustment described in this Section 9, a Participant shall be entitled to, or shall be entitled to exercise an Option with respect to, new, additional or different shares of stock or securities of the Corporation or any other corporation, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Award or Option, as the case may be, prior to such adjustment, unless otherwise determined by the Committee.

10.                                 Compliance with Section 162(m) of the Code.

(a)  Grants of Performance Awards.  Unless otherwise set forth in an Agreement, all Options granted under the Plan are intended to constitute Performance Awards. In addition, the Committee may, in its sole discretion, provide in Agreements evidencing other Awards granted to Covered Employees under the Plan that such Awards are intended to constitute Performance Awards; provided, however, that if the Committee determines that a Participant to whom such an Award has been granted has ceased to be a Covered Employee prior to settlement of such Award, such Award shall no longer be a Performance Award and the provisions of this Section 10 shall no longer apply to such Award.

(b)  Enumeration of Performance Objectives.  Performance Awards other than Options shall be payable solely on account of the attainment of one or more of the following performance objectives (the “Performance Objectives”) during a specified period of time (the “Performance Cycle”) as designated by the Committee: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization), (ii) net income, (iii) operating income, (iv) earnings per share, (v) book value per share, (vi) return on shareholder’s equity, (vii) expense management, (viii) return on investment, (ix) improvement in capital structure, (x) profitability of an identifiable business unit or product, (xi) maintenance or improvement of product margins, (xii) stock price, (xiii) market share, (xiv) revenue or sales, (xv) costs, (xvi) cash flow, (xvii) working capital or capital expenditures, (xviii) return on assets, (xix) total shareholder return (xx) gross margin, (xxi) number of customers and/or products, (xxii) revenue per customer and/or product, (xxiii) net promoter score or (xxiv) any combination of the foregoing. The Committee may, in its discretion, apply Performance Objectives to Options granted under the Plan. Performance Objectives may be in respect of performance of the Company, any of its Subsidiary Corporations, any of its divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance or to the performance of one or more other entities or objective indices or benchmarks) and may be expressed in terms of a progression within a specific range.

(c)  Establishment of Performance Objectives.  The Performance Objectives with respect to a Performance Cycle shall be established in writing by the Committee by the earlier of (i) the date on which 25% of the Performance Cycle has elapsed and (ii) the date which is ninety (90) days after the commencement of the Performance Cycle, and in any event while satisfaction of the Performance Objectives remains substantially uncertain.

(d)  Determination of Performance.  Following the completion of the applicable Performance Cycle and prior to the vesting or settlement of any Performance Award granted to a Participant which is subject to Performance Objectives, the Committee shall certify in writing the extent to which the applicable Performance Objectives have been satisfied. To the extent set forth in the Agreement evidencing a Performance Award, the Committee may, in its sole discretion, reduce the amount of cash paid or number of Shares issued upon settlement of a Performance Award.

(e)  Effect of Certain Events.

(1)           Unless otherwise provided by the Committee at the time the Performance Objectives in respect of a Performance Award are established, performance with respect to a Performance Award shall be automatically adjusted during the applicable Performance Cycle to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions that have been publicly disclosed and the cumulative effects of changes in accounting principles, all as determined in accordance with generally accepted accounting principles (to the extent applicable). In addition, at the time of the granting of a Performance Award, or at any time thereafter, the Committee may provide for the manner in which performance will be measured against the Performance Objectives (or may adjust the Performance Objectives) to reflect the impact of specified corporate transactions (such as a stock split or stock dividend), special charges and tax law changes.

(2)           Notwithstanding any provision of the Plan to the contrary, Performance Awards shall at all times be administered in compliance with Section 162(m) of the Code and the regulations promulgated thereunder. Without limiting the generality of the preceding sentence, the Committee shall not be entitled to exercise any discretion otherwise authorized under the Plan with respect to Performance Awards if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Awards to fail to qualify as Performance Awards (including, without limitation, the discretion to increase the amount of compensation payable upon the attainment of Performance Objectives).

(f)  Definitions.  For purposes of this Section 10:

(1)           “Performance Award” means awards the compensation payable with respect to which is intended to consist of “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

(2)           “Covered Employee” means a Participant who the Committee deems is or may become a “covered employee” within the meaning of Section 162(m)(3) of the Code and the regulations promulgated thereunder for the year in which the vesting or settlement of a Performance Award may result in remuneration to the Participant that would not be deductible under Section 162(m) of the Code but for the designation of an Option or Award granted hereunder as a Performance Award.

11.                                 Agreement by Participant Regarding Withholding Taxes.

The Corporation or any Subsidiary Corporation, Parent Corporation or Affiliated Entity shall withhold from any payment of cash or Shares to a Participant or other person under the Plan an amount sufficient to cover any withholding taxes which may become required with respect to such payment or shall take any other action as it deems necessary to satisfy any United States federal, state or local income, employment or other tax withholding requirements or UK National Insurance, income tax, capital gains or other tax withholding obligations in respect of any Option or Award. The Corporation or any Subsidiary Corporation, Parent Corporation or Affiliated Entity shall have the right to require the payment of any such taxes and require that any person furnish information deemed necessary by the Corporation or any Subsidiary Corporation, Parent Corporation or Affiliated Entity to meet any tax reporting obligation as a condition to exercise or before making any payment pursuant to an Award or Option. With the approval of the Committee, a Participant may, in satisfaction of his or her obligation to pay withholding taxes in connection with the exercise, vesting or other settlement of an Option or Award, elect to have withheld a portion of the Shares then issuable to him or her having an aggregate Fair Market Value equal to the minimum amount of tax required to be withheld. Such Shares shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an Option or Award.

12.                                 Rights as an Employee.

Nothing in the Plan or in any instrument executed pursuant to the Plan will confer upon any Participant any right to continue in the employ of the Corporation or affect the right of the Corporation to terminate the employment of any Participant at any time with or without Cause.

13.                                 Other Provisions.

The Agreements authorized under the Plan shall contain such other provisions, including, without limitation, the imposition of restrictions upon the exercise of an Option or the transfer of Shares underlying an Option and the inclusion of any condition as the Committee shall deem advisable.

14.                                 Term of Plan.

Options and Awards may be granted pursuant to the Plan from time to time within a period of ten (10) years from the effective date of the Plan as determined by the Board.

15.                                 Amendment and Termination of the Plan.

The Committee at any time and from time to time may suspend, terminate, modify or amend the Plan. No suspension, termination, modification or amendment of the Plan may adversely affect any Option or Award previously granted, unless the written consent of the Participant or, as applicable, a permissible transferee (as provided in Section 6(i)) is obtained.

16.                                 Interpretation.

The Plan is designed and intended, to the extent applicable, to comply with Rule 16b-3 and all provisions hereof and to satisfy the requirements of Section 162(m) of the Code, Section 409A of the Code and any other applicable law and shall be construed in a manner to so comply. Notwithstanding this or any other provision of the Plan to the contrary, the Committee may amend the Plan in any manner, or take any other action, that it determines, in its reasonable discretion exercised in good faith, is necessary, appropriate or advisable to cause the Plan and Awards granted thereunder to comply with Section 409A and any guidance issued thereunder. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A and shall be final, binding and conclusive on all Participants and other individuals having or claiming any right or interest under the Plan

17.                                 Effect of Headings.

The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

18.                                 Regulations and Other Approvals; Governing Law.

(a)                                  Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of New York without giving effect to conflicts of laws principles thereof.

(b)                                 The obligation of the Corporation to sell or deliver Shares with respect to Options and Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(c)                                  The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority, or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

(d)                                 Each Option and Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or Award or the issuance of Shares, no Options or Awards shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

(e)                                  Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The Committee may require any individual receiving Shares pursuant to an Option or Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Corporation in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under the Securities Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any such Shares shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

19.                                 Subplans.

(a)  UK Employees Subplan.  Employees of the Company that are resident in the United Kingdom may be granted Options pursuant the terms of the UK Employees Subplan. For the avoidance of doubt, grants made pursuant to the UK Employees Subplan shall be subject to the limitations provided in Section 5 hereof.

(b)                                 The Corporation may, in its discretion, adopt any other subplan to this Plan (“Subplan”) as it deems necessary, including, without limitation, to provide that grants of Options and Awards with respect to Participants working outside the United States comply with matters of local law or practice, including tax and securities laws. For the avoidance of doubt, grants made pursuant to any Subplan shall be subject to the limitations provided in Section 5 hereof.

20.                                 Effective Date of Plan.

The effective date of the Plan shall be as determined by the Board, subject only to the approval by the affirmative vote of the holders of a majority of the securities of the Corporation present, or represented, and entitled to vote at a meeting of stockholders duly held in accordance with the applicable laws of the State of Delaware. From and after the effective date of the Plan, no further awards shall be granted under the Virgin Media Inc. 2006 Stock Incentive Plan. Any shares forfeited pursuant to awards or options granted under the Amended and Restated NTL 2004 Stock Incentive Plan, the NTL Incorporated 2004 Stock Incentive Plan or the Virgin Media Inc. 2006 Stock Incentive Plan after the effective date of the Plan provided in Section 14 shall become available for issuance again under the Plan.

Schedule A—UK Employees Subplan

SCHEDULE TO

THE VIRGIN MEDIA INC. 2010 STOCK INCENTIVE PLAN

OPERATION OF THE PLAN IN RELATION TO A COMPANY SHARE OPTION PLAN FOR UNITED KINGDOM EMPLOYEES

(Approved by HM Revenue & Customs under Schedule 4, Income Tax (Earnings and Pensions) Act 2003 on [      ] 2010 under HM Revenue & Customs reference:[      ])

1.                                      In this Schedule, “Plan” refers to the Virgin Media Inc. 2010 Stock Incentive Plan and unless otherwise stated therein, words and expressions defined in the Plan shall have the same meaning when used in this Schedule. The provisions of the Plan relating to Options shall apply to the provisions of this Schedule except where expressly varied herein. References to Sections in this Schedule are to Sections of the Plan.

2.                                      Options granted by Virgin Media Inc. (the “Corporation”) pursuant to this Schedule will be granted pursuant to an approved share option scheme within the provisions of Chapter 8, Part 7 of Schedule 4 to the United Kingdom Income Tax (Earnings and Pensions) Act 2003 (“ITEPA 2003”).

3.                                      Only Options may be granted pursuant to this Schedule and not any other form of incentive. An Option granted under this Schedule shall not be granted to an individual in conjunction with any other form of Award under the Plan.

4.                                      Section 2 (Definitions) shall be amended in relation to Options granted pursuant to this Schedule, so that:

(i)                                    Control shall mean the definition of control within Section 995 of the Income Tax Act 2007;

(ii)                                Fair Market Value shall mean the average of the highest and lowest share price on which transactions in the Company’s stock are reported on the NASDAQ Global Select Market (or such other market that the Company designates as its primary trading market) on the date of the grant, or if trading does not take place on such a date, the immediately preceding date, or such other basis for determining Fair Market Value as may be authorized to the Company by HMRC from time to time;

(iii)                            HMRC shall mean Her Majesty’s Revenue & Customs;

(iv)                               Participating Corporation shall mean the Corporation and any Subsidiary Corporation that the Board has determined shall be a constituent company for the purposes of granting Options pursuant to this Schedule (as defined in paragraph 3(3) of Schedule 4 to ITEPA), provided that, on any company ceasing to be a Subsidiary Corporation it shall forthwith cease to be a Participating Corporation;

(v)                                   Redundancy shall mean redundancy as defined in the Employment Rights Act 1996 or the Employment Rights (Northern Ireland) Order 1996;

(vi)                               Retirement shall mean retirement on or after reaching the age 65, which shall be the specified age for the purposes of paragraph 35A of Schedule 4 to ITEPA 2003;

(vii)                           Shares shall mean fully paid ordinary shares of Common Stock, which comply with the conditions of Part 4 of Schedule 4 to ITEPA 2003;

(viii)                       Subsidiary Corporation shall mean any company of which the Corporation has Control.

5.                                      Any discretion afforded on the Board and/or the Committee in relation to subsisting Options granted pursuant to this Schedule, pursuant to Section 3 (Administration) of the Plan or otherwise, will be exercised in a fair and reasonable manner.

6.                                      Section 3 (Administration) shall be amended in relation to Options granted pursuant to this Schedule as follows:

(i)                                    Section 3(b)(11) (Committee Powers) shall be amended to include the following “subject to the prior approval of HMRC” at the end of the Section.

(ii)                                Section 3(b)(12) (Committee Powers) shall be amended to include the following “subject to the prior approval of HMRC” at the end of the Section.

(iii)                            Section 3(e) (No Repricing of Options) shall be amended to include the following “and subject to the prior approval of HMRC” at the end of the Section.

7.                                      Options granted pursuant to this Schedule may only be granted to employees (including directors who are employees) of a Participating Corporation who are not excluded by paragraph 9 of Schedule 4 to ITEPA 2003 (known as the no material interest requirement) and the definition of “Eligible Individuals” in Section 4 of the Plan (Eligibility) shall be construed accordingly. In order to be eligible to be granted an Option pursuant to this Schedule, employees who are also directors of a Participating Corporation, must work (in their capacity as director of that Participating Corporation) for at least 25 hours per week excluding meal breaks.

8.                                      The vesting and/or performance conditions attaching to an Option granted under this Schedule shall be determined at the time of grant and may not be determined following the grant of an Option. Any performance condition which is imposed on any Option granted under this Schedule must be objective in nature. Such a condition may only be varied if events occur which cause the Committee to reasonably believe that the original condition is no longer a fair measure of performance. In such circumstances the Committee may waive the performance condition or may impose a different objective performance condition which, in the fair and reasonable opinion of the Committee, is no more difficult to meet than the original condition was considered to be when it was first set.

9.                                      No Option may be granted pursuant to this Schedule to any Participant which would result in the aggregate Option Price of Shares comprised in outstanding Options granted to him or her under this Schedule together with the aggregate Option Price of Shares in subsisting options granted to him or her under any other share option scheme (not being a savings-related share option scheme), approved under Schedule 4 to ITEPA 2003 and established by the Corporation or any associated company (within the meaning of Section 416 of the Income and Corporation Taxes Act 1988) exceeding £30,000 (converting, for this purpose, the Option Price into GB Pounds Sterling using the USD/GBP exchange rate at 16.00 Eastern Time as published in the Wall Street Journal on the date of grant of such options).

10.                               The Option Price payable on the exercise of each Option granted under this Schedule shall (unless the Board or the Compensation Committee determines otherwise) be denominated in US Dollars. In the event that a Participant wishes to pay the Option Price in GB Pounds Sterling, the US Dollar Exercise Price shall be converted into GB Pounds Sterling using the USD/GBP exchange rate at 16.00 Eastern Time as published in the Wall Street Journal on the date of exercise of the relevant Option.

11.                               No Option granted under this Schedule may be exercised by any Participant at any time when he or she is precluded by paragraph 9 of Schedule 4 to ITEPA 2003 from participating in the Plan pursuant to this Schedule.

12.                               Section 6 (Terms and Conditions of Options) shall be amended in relation to Options granted pursuant to this Schedule as follows:

(i)                                    Section 6(b) (Type of Option) shall be amended and replaced with the following: “Each Agreement evidencing the grant of an Option under this Schedule may specifically identify the Option as an approved HMRC Option”.

(ii)                                Section 6(c) (Option Price) shall be amended so that the words “an Option granted under the Schedule” shall replace the words “Incentive Stock Option”.

(iii)                            Section 6(d) (Medium and Time of Payment) shall be amended so that the second sentence shall be replaced with the following: “Payment of the Option Price shall be made in such manner as the Committee may provide in the Agreement evidencing the grant of the Option, which shall include cash, cheque and/or such cashless exercise procedure approved by the Committee (and, to the extent applicable, HMRC) including an undertaking to pay the Option Price using the sale proceeds of the Shares issuable on exercise or withholding the Option Price (with the Participant’s consent) from salary” and the third sentence shall be deleted.

(iv)                               Section 6(e) (Term and Exercise of Options) shall be amended such that the words “however, that the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate; provided, further” are deleted. Section 6(e) shall include the following: “In order for there to be no charge to income tax and National Insurance contributions in the UK on the exercise of an Option granted pursuant to this

Schedule, an Option must be exercised between the third and tenth anniversaries of the date the Option was granted or otherwise in accordance with section 524 of ITEPA 2003”. Section 6(e) shall also include the following: “Should an Option be exercised in a valid manner, Shares shall be allotted or transferred to a Participant within 30 calendar days of such exercise”.

(v)                                   Section 6(g) (Termination) shall be amended such that the words “(or such longer period of up to twelve (12) months as the Committee may determine and notify to the Participant in writing)” are inserted after the words “within three (3) months after such termination”. The section shall otherwise take effect in the event that a Participant ceases to be an employee of a Participating Corporation (and the entire clause shall be construed accordingly). Furthermore, in the last sentence of Section 6(g) the words “. . . or thereafter” shall not apply.

(vi)                               Section 6(h) (Death, Disability or Retirement of Participant) shall take effect in the event that a Participant ceases to be an employee of a Participating Corporation by reason of death, Disability or Retirement and the entire clause shall be construed accordingly. In addition, Section 6(h) shall be amended so that the words “(as determined by the Committee in its sole discretion)” are deleted and the words “Personal Representatives” shall replace the words “...estate or by a person who acquired the right to exercise such Option by bequest or inheritance or otherwise by reason of the death or Disability of the Participant or by a transferee”.

Section 6(h) shall also take effect in the event that a Participant ceases to be an employee of a Participating Corporation by reason of Redundancy.

(vii)                           Section 6(i) (Non transferability of Options) shall be amended so that the words “Personal Representatives” shall replace the words “. . . guardian or legal representative” and that the subsequent words shall be deleted.

(viii)                       Section 6(j)(1) (Effect of Acceleration Event) shall be amended in its entirety so that it reads as follows: “The Committee may provide in an Agreement at the time of grant, or may exercise its discretion (acting fairly and reasonably) at any time thereafter, that Options that are not exercisable as of the date of the Acceleration Event shall become exercisable upon the occurrence of the Acceleration Event”.

(ix)                              Section 6(j)(2) (Effect of Certain Other Changes) shall be deleted in its entirety.

(x)                                  a new Section 6(l) (Exchange of Approved Options) shall be inserted into the Plan for the purposes of granting Options under this Schedule only and it shall read as follows:

“(1)                            If any company (hereafter the “Acquiring Company”) obtains Control of the Corporation as a result of either:

(i)                                     a general offer to acquire the whole of the share capital (other than shares which the Acquiring Company already holds) which is made on a condition such that if it is satisfied the person making the offer will have Control of the Corporation; or

(ii)                                  a general offer to acquire all the shares in the Corporation of the same class as the Stock (other than Stock which the Acquiring Company already holds); or

(iii)                               becomes bound or entitled to acquire shares in the Corporation under Sections 979 to 982 of the Companies Act 2006 or (where relevant) legislation that HM Revenue & Customs agrees is the overseas equivalent thereof; or

(iv)                              obtains Control of the Corporation in pursuance of a compromise or arrangement sanctioned by the Court under Section 899 of the Companies Act 2006 or (where relevant) legislation that HM Revenue & Customs agrees is the overseas equivalent thereof, a Participant may, by agreement with the Acquiring Company, within the periods set out in (2) below (and where more than one of such periods shall apply to the same circumstances, within such one of the said periods as the Acquiring Company shall stipulate) release (the “Release”) his Options (the “Old Options”) in consideration of the grant to him of equivalent rights over shares in the Acquiring Company or in another company within paragraph 27(2) of Schedule 4 to ITEPA (the “New Options”).

(2)                                  The periods referred to in (1) above are as follows:

(i)                                     in a case falling within (1)(i) or (ii), the period of six months beginning with the time when the Acquiring Company has obtained Control of the Corporation and any condition subject to which the offer is made is satisfied or waived;

(ii)                                  in a case falling within (1)(iii), the period during which the Acquiring Company remains bound or entitled as mentioned in (1)(iii); and

(iii)                               in a case falling within (1)(iv), the period of six months beginning with the time when the court sanctions the compromise or arrangement.

(3)                                  The grant of New Options may only take place on the following conditions:

(i)                                     the shares over which the New Options are granted (the “New Shares”) comply with the provisions relating to scheme shares contained in paragraphs 16 to 20 of Schedule 4 to ITEPA;

(ii)                                  the total market value immediately before the Release of the Shares which were subject to the Old Options, is equal to the total market value immediately after the grant of the New Shares in respect of which the New Options are granted to the Participant;

(iii)                               (the total amount payable by the Participant for the acquisition of New Shares on complete exercise of the New Options is equal to the total amount that would have been payable for the acquisition of Shares on complete exercise of the Old Options; and

(iv)                              the New Options are otherwise identical in terms to the Old Options.

(4)                                  The New Options shall, for all other purposes of the Plan, be treated as having been acquired at the same time as the Old Options were or were treated as acquired and “date of grant” shall be construed accordingly except that the management board shall, in its discretion (but subject to paragraph 8 of the Schedule) decide, as to whether any objective condition shall continue to apply to the New Options.

(5)                                  Where the Participant releases his Options under this paragraph (x), the New Options granted to him on that Release shall not lapse, nor shall the be entitled to exercise the New Options early, solely by virtue of the circumstances which entitled the Participant to effect the Release.

(6)                                  Where any New Options are granted pursuant to this Section 6(l) the provisions of the Plan and the Schedule shall be read and construed as if:

(i)                                     references to ‘Shares’ were references to the New Shares;

(ii)                                  references to ‘Participant’ were references to the persons to whom such rights are granted; and

(iii)                               references to ‘share capital’ were references to the share capital of such Acquiring Company.

For the avoidance of doubt, the provisions of the Plan and the Schedule shall continue to apply in all other respects.

13.                               Section 9 (Effect of Certain Changes) shall be amended so that any adjustments made by the Committee shall be subject to:

(i)                                     paragraph 22(3) of Schedule 4 to ITEPA 2003;

(ii)                                  the prior approval of HMRC; and

(iii)                               the shares continuing to satisfy the conditions specified in Part 4 of Schedule 4 to ITEPA 2003.

14.                               Section 11 (Agreement by Participant Regarding Withholding Taxes) shall be deleted under this Schedule and substituted with the following wording in relation to Options granted pursuant to this Schedule:

“11(a)  In any case where any person (corporation or otherwise) (the “Relevant Person”) is obliged to account or could suffer a disadvantage should it not account:

(a)                                  for any tax (or similar liability) in any jurisdiction; and/or

(b)                                 for any social security contributions (or similar liability) in any jurisdiction (including, any secondary Class 1 National Insurance contributions that a Participant has agreed to pay or assumed the liability to pay pursuant to Section 11(b) below), by virtue of the Option (whether pursuant to its exercise or the acquisition of Shares pursuant to its exercise) (together, the “Tax Liability”) the Relevant Person may recover the Tax Liability from the Participant in such manner as the Committee shall think fit (so far as is permitted by law) and (without prejudice to the generality of the foregoing) exercise of an Option shall be conditional upon the Participant either:

(i)                                     making a payment to the Relevant Person, of an amount equal to the Tax Liability (or an estimate thereof); or

(ii)                                  entering into arrangements with the Relevant Person, to secure that such a payment is made. Such arrangements to include, but not be limited to, the Corporation selling a sufficient number of Shares acquired on the exercise of an Option on the Participant’s behalf and retaining an amount equal to the Tax Liability due from the proceeds or the Participant undertaking to sell a sufficient number of Shares acquired on the exercise of an Option and remitting to the Relevant Person the proceeds thereof.

11(b)  Unless the Committee (in its absolute discretion) determines otherwise, the exercise of Options granted under this Schedule is conditional upon the Participant entering into a binding agreement or election form acceptable to the Committee (and in the case of an election, in a form also approved by HMRC), pursuant to which the Participant agrees to pay or assumes liability for the whole of the secondary Class 1 National Insurance contributions arising in respect of the Option.”

15.                               Section 12 (Rights as an Employee) shall be deleted in its entirety in relation to Options granted pursuant to this Schedule and replaced with the following: “By participating in the Plan, a Participant accepts that the rights and obligations under the Plan do not form part of the Participant’s terms and conditions of employment with the Corporation or any Subsidiary Corporation and the rights and obligations which the Participant and the Corporation or any Subsidiary Corporation owe to each other in relation to the Participant’s employment will not be affected by participation in the Plan. In particular (but without limiting the generality of the foregoing) any Participant whose employment contract is terminated for whatever reason (including, for the avoidance of doubt, where the contract is terminated by the Corporation or any Subsidiary Corporation in breach of contract) shall not be entitled to any compensation for loss of any right or benefit or prospective right or benefit under this Plan which he might otherwise have enjoyed or for the lapse of any right to an Option whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever and by participating in the Plan, the Participant irrevocably waives any such right. This exclusion applies equally (and without limitation) to any loss arising from the way in which discretion is (or is not) exercised under any Section of the Plan (and, to the extent applicable the Schedule) in particular Section 6(h)) and/or any provision contained in the relevant Agreement, even if the exercise (or non-exercise) of such discretion is, or appears to be, irrational or perverse and/or breaches, or is claimed to breach, any implied term of the Plan, the Agreement or any other contract between the Participant and his employer.”

16.                               Any Options will not count as pay or remuneration when calculating salary related benefits (including pension).

17.                               Section 15 (Amendment and Termination) shall apply with the additional requirement that no amendment to a key feature of the Plan (to the extent that it relates to Options granted under this Schedule) and/or this Schedule shall have effect until approved by HMRC. For the purposes of this clause, “a key feature” is a provision of the Plan and/or the Schedule which is necessary to meet the requirements of this Schedule as provided for in paragraph 30(4) of Schedule 4, ITEPA 2003.